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                          [NEOTHERAPEUTICS LETTERHEAD]


CONTACT:
Michelle S. Glasky, Ph.D.               Douglas MacDougall
Vice President Scientific Affairs       Feinstein Kean Partners
NeoTherapeutics, Inc.                   (617) 577-8110
(714) 788-6700


FOR IMMEDIATE RELEASE
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                --NEOTHERAPEUTICS REPORTS MEMORY IMPROVEMENT OF
                     ALZHEIMER'S PATIENTS IN CLINICAL TRIAL


IRVINE, CA, JULY 29, 1997 -- NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) today announced additional interim results on its Canadian Phase I/II trial of AIT-082 in Alzheimer's disease patients. Results from the ten patient single-dose, double-blind, placebo-controlled trial indicate that AIT-082 was orally absorbed, produced no serious side effects and improved memory function. These results were reported today at the Second International Conference on Neurodegeneration in Princeton, New Jersey.

Memory function was measured by the Word Recall Test after oral administration of AIT-082 at doses ranging from 500 to 4000 mg. At 180 minutes after oral drug administration, 60% of the patients treated with 500 or 1000 mg of AIT-082 showed improvement of memory function while 80% of the placebo-treated patients showed a decrease in memory compared to pretreatment levels. These differences were statistically significant. Patients receiving the highest doses did not exhibit improved memory function.

The clinical trials are being administered under the direction of Dr. David William Molloy, an internationally recognized Alzheimer's researcher, at the Geriatric Research Group and Memory Clinic in Hamilton, Ontario, Canada.

"We are very excited that this first limited clinical trial of AIT-082 in Alzheimer's patients has shown improvement in memory function," said Alvin J. Glasky, Ph.D., President and CEO of NeoTherapeutics.

"These observations are surprising in that the patients were evaluated after receiving only a single dose of AIT-082. Since Alzheimer's disease is a chronic degenerative process, further studies employing prolonged repeated treatment will be necessary before the true importance of these results can be established" continued Dr. Glasky.

The Company has initiated additional dose ranging Phase I/II studies in Canada employing lower doses of AIT-082 to determine the minimum effective dose. In addition, repeated dosing studies on larger numbers of patients will be needed to determine whether any adverse reactions or clinical benefits will result from long term administration of this drug.


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NeoTherapeutics' AIT-082 is a novel small molecule compound designed to cross the blood-brain barrier and enhance nerve cell function by increasing levels of neurotrophic factors in damaged or degenerating neurons. Neurotrophic factors are naturally occurring protein molecules that promote the growth, survival and regeneration of nerve cells within the body. Published studies have shown that AIT-082 increased levels of mRNA for the neurotrophic factors NGF, NT-3, and bFGF in cultured neurons, and that the oral administration of AIT-082 produces a similar increase in neurotrophic factor production in the brains of aged animals.

NeoTherapeutics is engaged in the discovery and development of new drugs that act on the central nervous system to treat neurodegenerative diseases, such as memory deficits associated with Alzheimer's disease, impairment associated with aging and stroke, as well as spinal cord injuries.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the biological activity, side effect profile and efficacy of AIT-082, the early stage of product development, the potential need for additional funding, the initiation and completion of additional clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.



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